Exhibit 99.1

The share exchange described in this press release involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors are residents outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the parties to the share exchange may purchase securities otherwise than in connection with the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original document for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

[Translation]

August 5, 2021

To Whom It May Concern:

Company name:	Kobe Steel, Ltd.
Name of representative:	Mitsugu Yamaguchi, President & CEO (Securities code: 5406; First Section of the Tokyo Stock Exchange)
Inquiries:	Keitaro Nakamori, Executive Officer, General Manager of the General Administration and CSR Department (Tel.: +81-3-5739-6010)

Company name:	Kobelco Eco-Solutions Co., Ltd.
Name of representative:	Takao Ohama, President, Representative Director (Securities code: 6299; Second Section of the Tokyo Stock Exchange)
Inquiries:	Masahiro Yoshino, General Manager of the General Affairs Department (Tel.: +81-78-232-8018)

Notice of the Simplified Share Exchange by Kobe Steel, Ltd. to Make Kobelco Eco-Solutions Co., Ltd. a Wholly-Owned Subsidiary

Kobe Steel, Ltd. (“Kobe Steel”) and Kobelco Eco-Solutions Co., Ltd. (“Kobelco Eco-Solutions”; Kobe Steel and Kobelco Eco-Solutions are collectively referred to as “Both Companies”) hereby announce that their respective board of directors meetings held on August 5, 2021 passed a resolution to conduct a share exchange in which Kobe Steel will become the wholly-owning parent company and Kobelco Eco-Solutions will become the wholly-owned subsidiary (the “Share Exchange”), and that Both Companies entered into a share exchange agreement (the “Share Exchange Agreement”).

The Share Exchange will be conducted by Kobe Steel through a simplified share exchange procedure that does not require approval of the shareholders’ meeting, pursuant to Article 796, Paragraph (2) of the Companies Act (Act No. 86 of 2005, as amended; the same applies below). For Kobelco Eco-Solutions, the Share Exchange Agreement is approved at the extraordinary general meeting of shareholders scheduled to be held on September 30, 2021. The Share Exchange is scheduled to take effect on November 1, 2021.

In addition, prior to the effective date of the Share Exchange (the “Effective Date”), shares of common stock of Kobelco Eco-Solutions (“Kobelco Eco-Solutions Shares”) will be delisted as of October 28, 2021, on the Second Section of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) (the last trading date will be October 27, 2021).

1.       Purpose of the Share Exchange

Kobe Steel originated with the general partnership trading company Suzuki Shoten having acquired Kobayashi Seikosho and renamed it to Kobe Seikosho in September 1905, and it was separated from the general partnership trading company Suzuki Shoten and established as Kobe Steel Works, Ltd. in June 1911. As of March 31, 2021, the KOBELCO group (meaning the corporate group with Kobe Steel as the core company; the same applies below) consists of Kobe Steel, 212 subsidiaries, and 50 affiliated companies, and operates a steel and aluminum business, advanced materials business, welding business, machinery business, engineering business, construction machinery business, electric power business, and other businesses.

The KOBELCO group started as a steel casting and forging manufacturer and has gradually broadened its business to machinery business, steel rolling, copper, engineering, construction machinery, aluminum, welding, and so forth. In its history of over 110 years, as a result of addressing social needs and promoting selective expansion, the KOBELCO group currently operates its business in three business areas: the “materials business,” which includes materials such as steel and aluminum, advanced materials such as steel and aluminum casting and forging, and welding materials; the “machinery business,” which includes industrial machinery and engineering and construction machinery; and the “electric power business.”

The products and services offered by the KOBELCO group are basic materials for various industries such as transportation, electrical machinery, construction and civil engineering, industrial machinery, and social infrastructure. The KOBELCO group creates competitive advantage by supplying wide array of its own products, including materials and members based on its own technology, which are not substitutable, various energy-saving and eco-friendly machinery and engineering technology, to a broad range of customers. In addition, the electric power business offers a highly public service, power supply, which is an extremely important social infrastructure, and therefore, it is considered that the KOBELCO group has a significant social responsibility.

As for the business environment surrounding the KOBELCO group, in addition to an increase in structural problems surrounding the steel industry and changes in the industrial structure triggered by the COVID-19 pandemic, there is expected to be a social transformation toward achieving carbon neutrality and the progress of digital transformation, all of which the KOBELCO group needs to proactively address as an opportunity to transform its business structure and seek opportunities for new earnings. Under these circumstances, the “KOBELCO Group Medium-Term Management Plan (FY2021 to FY2023)” published by Kobe Steel in May 2021 set out “establishing a stable earnings base” and “taking on the challenge of realizing carbon neutrality” as the most important issues that the KOBELCO group should work on. The KOBELCO group considers these management issues as new business opportunities for it to contribute to society by leveraging its strengths as a company engaged in multifaceted business operations with its diverse technologies and human resources.

First, Kobe Steel considers the term of the medium-term management plan to be one that will further deepen initiatives such as “strengthening of profitability mainly in the materials business” and for the KOBELCO group to “establish a stable earnings base.” In doing so, it will secure a return on invested capital (ROIC) of 5% or higher in the fiscal year 2023, in which earnings from new electric power projects will make a full contribution, and secure a stable ROIC of 8% or higher in the future, aiming at becoming a company group with sustainable growth. To this end, the KOBELCO group is moving ahead with a plan to steadily implement the five key measures: specifically, “strengthening the earnings base of the steel business,” “smooth startup/stable operation of new electric power projects,” “strategic investment in the materials businesses leading to earnings contributions,” “restructuring unprofitable businesses,” and “stabilizing earnings in the machinery business and responding to growing markets.”

Among these measures, in the machinery business, as inquiries for social infrastructure, hydrogen/renewable energy-related products and technologies and other products and technologies, such as MIDREX®, a technology which enables emissions of CO2 to be reduced, that contribute to the environment have been increasing, the KOBELCO group is actively making efforts to procure customer orders for such products and technologies while promoting intra-group collaboration.

Moreover, with respect to “taking on the challenge of realizing carbon neutrality,” there is a clear global trend toward transitioning to carbon neutrality and social transformation. Therefore, facing factors such as risks and opportunities in the internal and external environment, the KOBELCO group considers that the vision for the future that it should aim for is to take on the challenge of achieving carbon neutrality by 2050 with an aim of increasing corporate value through this transition. In particular, as Kobe Steel has blast furnaces and coal-fired power generation, which emit large amounts of CO2, an increase in costs for measures to reduce CO2 emitted by Kobe Steel and a trend in divestments by investors will be a concern. Therefore, to minimize those risks, the KOBELCO group is making bold efforts to reduce CO2 emissions by promoting the development of its original technologies, such as the utilization of MIDREX® technologies for blast furnaces, and utilizing external innovative technologies, aimed at achieving the goal of carbon neutrality by 2050. Furthermore, to maximize the opportunities, by taking advantage of its strengths that enable the fusion of diverse products and technologies that contribute to CO2 emission reductions, such as MIDREX® and the supply of materials for automotive weight reduction and electrification, the KOBELCO group will respond to growing demand for these products and technologies as new business opportunities.

Among those measures, in the electric power business, the KOBELCO group will increase the efficiency of region-wide energy use by supplying heat and hydrogen to surrounding areas using steam from the Kobe Power Plant and strengthen efforts such as the co-firing of biomass fuel (sewage sludge and food residue) and ammonia through a collaboration between the Electric Power Business and the Engineering Business divisions, aimed at continuing business as the world’s most advanced urban coal-fired power plant.

In July 2021, Kobe Steel announced that it has been selected for the first time as a constituent of the “FTSE4 Good Index Series” and the “FTSE Blossom Japan Index,” global environmental, social and governance (ESG) investment indices. The “FTSE4 Good Index Series” and the “FTSE Blossom Japan Index” are key ESG investment indices developed by FTSE Russell, a wholly owned subsidiary of London Stock Exchange Group (LSEG). FTSE Russell surveys business enterprises around the world to select companies that demonstrate excellence in environmental, social, and governance practices. These indices are widely used in selecting companies for sustainable investment. The “FTSE Blossom Japan Index,” which measures the performance of Japanese companies in their environmental, social and governance practices, is one of the ESG investment indices of “GPIF” (Japan’s Government Pension Investment Fund), the world’s largest public pension fund management organization.

The KOBELCO group will continue to make efforts to become a “corporate group indispensable” to its customers and society by responding to social demands and changes in the industrial structure while delivering improved solutions with a combination of technologies that contribute to solving problems. With this firm resolve, it will work to realize a “world in which people, now and in the future, can fulfill their hopes and dreams while enjoying safe, secure, and prosperous lives.”

On the other hand, Kobelco Eco-Solutions was found as Shinko Pfaudler Co., Ltd. with the aim of manufacturing and selling glass-lined products and other chemical industry equipment through a joint investment by Kobe Steel and a US company Pfaudler in June 1954. It diversified into the water treatment equipment business in December 1957, the cooling tower business in March 1962, and the sewage and organic waste water treatment equipment business in November 1962. It was renamed to Shinko Pantec Co., Ltd. in October 1989 and listed on the Second Section of the Osaka Securities Exchange, Co., Ltd. (the “Osaka Securities Exchange”) in 1994; thereafter, it was renamed to the current corporate name associated with the business consolidation with the environmental business unit of Kobe Steel in October 2003. Currently, it is listed on the Second Section of the Tokyo Stock Exchange associated with the integration of the cash securities markets of the Tokyo Stock Exchange and the Osaka Securities Exchange in July 2013.

As of March 31, 2021, the Kobelco Eco-Solutions group (meaning the corporate group with Kobelco Eco-Solutions as the core company; the same applies below) consists of Kobelco Eco-Solutions and 28 subsidiaries, and carries out business activities such as manufacturing and selling products for water treatment-related business, waste treatment-related business, and chemical/food process equipment-related business, as well as after-sales service for each business.

The water treatment-related business and the waste treatment-related business widely and proactively promote activities in business areas relating to the environment and play an important role in the KOBELCO group’s engineering business. The Kobelco Eco-Solutions group has many distinctive technologies that reduce the environmental load for water treatment and waste treatment, and contributes to the development of regions friendly to the environment by providing solutions such as water treatment facilities and power generation facilities using waste according to customer needs.

In addition, since the foundation of Kobelco Eco-Solutions, the chemical/food process equipment-related business has contributed to industrial fields such as fine chemicals, pharmaceuticals, electronic materials and food, for which high-quality manufacturing activities are required, by manufacturing and selling glass-lined equipment which has been of service to many of its customers in their manufacturing activities, and has contributed to people’s lives. Moreover, with respect to hydrogen, which is drawing attention as a next-generation energy source, Kobelco Eco-Solutions has an extensive supply track record as a hydrogen utility as a result of manufacturing and selling high-purity hydrogen oxygen generators (HHOGs), and from now on, it is expected to contribute to the realization of a low-carbon society by, among other activities, increasing the use of CO2-free hydrogen, which is generated by using renewable energy sources. Through those activities above, amid global warming and the establishment of a recycling oriented society becoming important issues worldwide, the Kobelco Eco-Solutions group believes that the role/mission that it should fulfill to resolve such issues will increase further in the future.

With regard to the business environment surrounding the Kobelco Eco-Solutions group, it considers that domestic investment in environment related businesses of water treatment and waste treatment by the public sector will be steadily increasing for the time being due to the “five-year acceleration measures for disaster prevention/mitigation and national resilience,” while it recognizes that it is necessary to rapidly respond to market changes, such as the declining population, geographic expansion, and public-private cooperation. In addition, outside Japan, mainly in Southeast Asian countries, under circumstances where there are continuing demands to develop water treatment infrastructure centered on the water-supply and wastewater treatment of major industrial complexes, the Kobelco Eco-Solutions group recognizes that in order to further expand orders, it is necessary to further enhance the ability to carry out projects and build and deepen a cooperative relationship with local partners.

Based on the recognition above, the “Medium-Term Management Plan for FY2021-FY2023” published in May 2021 by Kobelco Eco-Solutions set a basic policy of “realizing sustainable growth through ambidextrous management (enhancing the competitiveness of existing business and proactively investing in growing areas) ~ while ensuring a stable earnings base through existing business, realizing sustainable growth by proactively entering growing areas ~.” To “enhance the competitiveness of existing business,” the Kobelco Eco-Solutions group is developing business such as power generation using sewage sludge and waste as energy sources which lead to reductions in CO2, and is working on the pursuit of unique proprietary technology in chemical/food process equipment-related business and building a foundation to expand the businesses to include global markets. Moreover, to “proactively invest in growing areas,” while working on the development of water-supply and power generation using waste in foreign countries, it is engaged in providing core technologies useful to solve regional/customer issues such as the reduction of CO2 and increasing the use of renewable energy, and in promoting new business. Furthermore, amid social transformation to carbon neutrality in and outside Japan, the Kobelco Eco-Solutions group expects that investments that lead to a reduction of the impact on the environment will increase, and it recognizes that it is necessary to accelerate those efforts along with the development of an operational foundation such as digital transformation.

For some time, Kobe Steel and Kobelco Eco-Solutions have made efforts towards strengthening the profitability of the engineering business and creating new business by strengthening mutual collaboration. In fact, collaboration on individual projects has developed; for example. When Kobelco Eco-Solutions expanded its waste power generation project overseas, the overseas project management capability held by Kobe Steel’s engineering business was integrated therein, which further enhanced Kobelco Eco-Solutions’ capability to perform overseas projects. Thus, certain results have been achieved.

On the other hand, global movements towards de-carbonization have been accelerated. In Japan, Prime Minister Suga’s general-policy speech on October 26, 2020 declared the policy to achieve the “goal of realizing a carbon-neutral, decarbonized society by 2050.” The business environment surrounding Kobe Steel and Kobelco Eco-Solutions has been rapidly changing, including the transition to carbon neutrality and development of revolutionary social changes. Kobe Steel recognizes that in order for the KOBELCO group to promote efforts towards achieving carbon neutrality by 2050, creating new business in areas that will contribute to reduction of CO2 emissions, such as hydrogen, biomass fuels, renewable energies, and maximizing profits through products and technologies that contribute to the environment, it is essential to utilize many advantageous technologies held by Kobelco Eco-Solutions, and that it is necessary to further strengthen collaboration between Kobe Steel and Kobelco Eco-Solutions. Kobelco Eco-Solutions’ environment-related business area and technologies that support it largely contribute to the growth of the KOBELCO group’s engineering segment and the enhancement of the business value; furthermore, they contribute to the growth of and the enhancement of the corporate value of the entire KOBELCO group. Accordingly, to definitively achieve such growth and enhancement of the corporate value, Kobe Steel believes that it is not appropriate, from the viewpoint of managing the KOBELCO group, to maintain the listing of both the parent company and the subsidiary, which involves conflicts-of-interest risk.

Furthermore, in recent years, regarding the governance of a listed subsidiary, the push for strengthening of countermeasures against the risk of structural conflicts of interest has been increased. The “Practical Guidelines on the Group Governance System” dated June 28, 2019 established by the Ministry of Economy, Trade and Industry provides that it is a “basic rule to aim to increase the rate of independent directors in the members of the board of directors” of a listed subsidiary (one-third or more, or majority.), and the Corporate Governance Code, Supplementary Principle 4-8-3, which was revised again on June 11, 2021, provides that “listed companies that have a controlling shareholder should either appoint at least one-third of the members of the board of directors (for a company listed on the Prime Market, the majority thereof) as independent directors who are independent of the controlling shareholder or establish a special committee composed of independent persons including independent director(s) to deliberate and review material transactions or actions in which there is a conflict of interest between the controlling shareholder and minority shareholders”. Thus, it is essential to further strengthen the governance of a listed subsidiary in the future. In addition, according to the “Overview of Market Structure Review and Outline of the New Market Segments” dated February 21, 2020 and the “Development of Listing Rules for Cash Equity Market Restructuring (second set of revisions)” dated December 25, 2020, which were published by the Tokyo Stock Exchange, based on the base date for the transition being June 2021, from April 2022, the previous five market segments (i.e., First Section, Second Section, JASDAQ (Standard and Growth), and Mothers) will be restructured into new three markets (i.e., Prime Market, Standard Market, and Growth Market). Kobelco Eco-Solutions which is currently listed on the Second Section of the Tokyo Stock Exchange is supposed to select a transition to the Standard Market at the time of the transition to the new market segments. However, at present, Kobelco Eco-Solutions does not meet the criteria where “the ratio of tradable shares is 25% or more,” which is the continued listing criteria for the Standard Market published by the Tokyo Stock Exchange. Due to the change in the continued listing criteria resulting from this review of market segments, Kobelco Eco-Solutions will not be able to maintain its status of being listed with the current shareholders’ composition, and Kobelco Eco-Solutions is required to further strengthen its governance in order to maintain its status of being listed. Therefore, Kobe Steel internally continued careful consideration of the handling of Kobelco Eco-Solutions Shares.

Specifically, Kobe Steel considered the business environment surrounding Kobe Steel and Kobelco Eco-Solutions, its growth strategies towards enhancing its corporate value in the future, and costs for continued listing associated with, among other things, the Tokyo Stock Exchange’s expected transition to the new market segments. As a result of consideration, Kobe Steel reached a decision that in order to exert synergy as the KOBELCO group including Kobelco Eco-Solutions to the maximum extent, accelerate its efforts, and maximize the KOBELCO group’s corporate value, it would be best to make Kobelco Eco-Solutions its wholly-owned subsidiary. Therefore, Kobe Steel made the initial proposal to Kobelco Eco-Solutions toward making Kobelco Eco-Solutions its wholly-owned subsidiary through a share exchange in late March 2021.

Kobelco Eco-Solutions, upon receiving the initial proposal from Kobe Steel, which is its parent company and the controlling shareholder, decided to commence specifically considering the Share Exchange. Also, upon doing so, Kobelco Eco-Solutions established a special committee (the “Special Committee”) consisting of independent members who do not have any interests in Kobe Steel, which is the controlling shareholder (details of the Special Committee are as described below in (5) “Measures to avoid conflicts of interest”) on April 26, 2021 for the purpose of ensuring fairness, transparency, and objectivity in the decision-making process of Kobelco Eco-Solutions’ board of directors and to eliminate arbitrariness, in relation to the initial proposal. At the same time, Kobe Steel and Kobelco Eco-Solutions developed a structure for specific consideration, such as having employed outside experts.

As a result of such consideration and discussions between them, Both Companies concluded that making Kobelco Eco-Solutions Kobe Steel’s wholly-owned subsidiary through the Share Exchange would be useful not only to enhance Kobe Steel’s corporate value but also to enhance Kobelco Eco-Solutions’ corporate value. This is because by making Kobelco Eco-Solutions Kobe Steel’s wholly-owned subsidiary, acceleration of the creation of new business by Kobelco Eco-Solutions in the KOBELCO group, and efforts toward carbon neutrality are expected; in addition, development of Kobelco Eco-Solutions’ business through further utilization of the entire KOBELCO group’s management resources and network, and the further generation of group synergy from the medium to long-term viewpoint will be possible; by Kobelco Eco-Solutions being unlisted, it will be possible for Kobelco Eco-Solutions to flexibly and promptly make decisions without being affected by short-term assessment in the share market; and improvement of management efficiency may be achieved by reducing costs, among others, through cancelling the listing of both the parent company and the subsidiary.

Specifically, the Share Exchange will actualize mainly the following synergies in Both Companies.

1)	Acceleration of creation of new business in the KOBELCO group including Kobelco Eco-Solutions

The entire KOBELCO group will be able to utilize many advantageous technologies held by Kobelco Eco-Solutions, such as the hydrogen-related technology represented by high-purity hydrogen oxygen generators (HHOGs), the biomass fuel-related technology, including sewage sludge and food residue, and the renewable energy-related technology. By combining these technologies with the various technologies and the development capability held by the KOBELCO group, the KOBELCO group, including Kobelco Eco-Solutions, will be able to promote and accelerate the creation of new business in various areas, including those that will contribute to reduction of CO2 emissions, which will lead to the maximization of Kobelco Eco-Solutions’ and the KOBELCO group’s corporate value.

2)	Acceleration of the entire KOBELCO group’s efforts towards achieving carbon neutrality

In aiming to achieve carbon neutrality by 2050 and promoting reduction of CO2 emissions in the entire KOBELCO group, in addition to the efforts for mixed combustion of biomass fuels at a coal-fired power generation plant in Kobe Steel’s power generation business, regarding the hydrogen-related technology, the KOBELCO group will be able to provide total solutions towards realizing a hydrogen society by further strengthening collaboration with the various efforts that the KOBELCO group has made in and outside Japan, such as the hydrogen station business and MIDREX H2TM (direct reduction ironmaking using hydrogen as a sole reducer) that the KOBELCO group has advanced, and the KOBELCO group’s efforts towards achieving carbon neutrality by 2050 will be able to be promoted and accelerated. In addition, it is also expected that in the process of making these efforts, new technology and knowledge concerning reduction of CO2 emissions, including CCUS (carbon dioxide capture, utilization, and storage), will be acquired. It can also be expected that externally selling such technology and knowledge in the future will contribute to the KOBELCO group’s revenue.

3)	Expansion of Kobelco Eco-Solutions’ business by utilizing the KOBELCO group’s collective strength

The KOBELCO group has developed its business in a wide range of business areas and has various industrial networks, a global customer base, and information sources, as well as, among others, intellectual property and knowhow, development and analytical capability in various technical areas. In addition, the KOBELCO group has a financial base corresponding to its business scale, business bases in specific regions, including Hyogo Prefecture, and many overseas bases, and Kobelco Eco-Solutions will be able to effectively utilize these affluent management resources held by the KOBELCO group. Thereby, Kobelco Eco-Solutions will be able to exert the potential of the technology, human resources, and assets held by Kobelco Eco-Solutions to the maximum extent; as a result, not only efforts towards creating new business in the KOBELCO group including Kobelco Eco-Solutions and achieving carbon neutrality in the entire KOBELCO group will be accelerated, but also this will lead to further development and growth of Kobelco Eco-Solutions’ existing business (i.e., the water treatment-related business, the waste treatment-related business, the chemical/food process equipment-related business and other relevant business.) without being limited to the framework of the existing business.

Furthermore, by utilizing the affluent overseas project management capability held by Kobe Steel’s engineering business, Kobelco Eco-Solutions will be able to accelerate the overseas development and the receipt of orders for new projects of its water treatment-related business and waste treatment-related business. In addition, Kobelco Eco-Solutions’ affluent operation and maintenance (O&M) knowhow that has been acquired in its water treatment-related business and waste treatment-related business will be able to be utilized in Kobe Steel’s engineering business. Through them, both Kobe Steel and Kobelco Eco-Solutions are expected to strengthen their capability to respond to domestic and overseas projects and to increase their revenues.

4)       Improvement of management efficiency and reduction of costs for continued listing

Promoting efficient operation of the common functions and the back office functions and stimulating personnel exchanges between Both Companies will strengthen mutual collaboration between Both Companies and will create opportunities for various and wide business experience, which will also lead to human resource development. In addition, in the future, the core system and the project management system will also be integrated between Both Companies, and the development of business infrastructure, including digital transformation, will be accelerated. Through them, it is expected that efficient management will be promoted and that cost reduction will be achieved in the entire KOBELCO group. Furthermore, other management burdens arising from continued listing, such as expenses to maintain back office functions necessary for a listed company and other costs, will be eliminated, and the management resources will be able to be effectively utilized for business growth, which will contribute to enhancement of Kobelco Eco-Solutions’ corporate value.

5)	Business operation from a mid- to long-term perspective and prompt decision making

Making Kobelco Eco-Solutions an unlisted company through the Share Exchange will allow Kobelco Eco-Solutions to operate business from a mid- to long-term perspective and to promote prompt decision making, for example, in the efforts that require advance investments or a temporary increase in costs but cannot necessarily expect the maximization of profits in the short-term for Kobelco Eco-Solutions, such as efforts towards resolving the issue of reduction of CO2 emissions in the entire KOBELCO group.

To maximize Kobelco Eco-Solutions’ profits and enhance corporate value, and further to develop Kobe Steel’s business and expand Kobe Steel’s profits, in the future, based on a management policy that respects Kobelco Eco-Solutions’ standpoint, Both Companies will continue their considerations while paying attention to: (i) proactive cooperation between Kobe Steel and Kobelco Eco-Solutions in research and development and facilitating new businesses; (ii) various measures to enhance competitiveness of Kobelco Eco-Solutions’ business; and (iii) maintaining and improving the motivation of employees.

Kobe Steel and Kobelco Eco-Solutions determined that it is desirable to choose a share exchange scheme as the method to make Kobelco Eco-Solutions a wholly-owned subsidiary. This is because they considered that delivering shares of common stock of Kobe Steel (“Kobe Steel Shares”) to minority shareholders of Kobelco Eco-Solutions as consideration for the Share Exchange can provide the minority shareholders of Kobelco Eco-Solutions through their holding of Kobe Steel Shares with an opportunity to enjoy an increase in the stock price and dividends of Kobe Steel Shares as a result of synergy effects expected by implementing various measures that are anticipated after the Share Exchange and of Kobe Steel’s business development and increase in earnings after the synergy effects occur, and meanwhile, trading highly liquid Kobe Steel Shares on the market enables the minority shareholders of Kobelco Eco-Solutions from time to time to obtain cash.

As a result of deliberations based comprehensively on those points, Kobe Steel and Kobelco Eco-Solutions reached the same understanding that Kobelco Eco-Solutions becoming Kobe Steel’s wholly-owned subsidiary through the Share Exchange will contribute to the enhancement of the corporate values of Kobe Steel and Kobelco Eco-Solutions respectively and eventually to the enhancement of the corporate value of the KOBELCO group, and will be beneficial for the shareholders of both Kobe Steel and Kobelco Eco-Solutions. Accordingly, Both Companies agreed on the terms and conditions, including the allotment ratio for the Share Exchange, after deliberations and discussions, and today, the board of directors of Both Companies respectively passed resolutions to implement the Share Exchange with the aim of Kobe Steel making Kobelco Eco-Solutions its wholly-owned subsidiary, and entered into the Share Exchange Agreement.

2.	Summary of the Share Exchange

(1)	Schedule of the Share Exchange

Date of board of directors’ resolution to enter into the Share Exchange Agreement (Both Companies)	August 5, 2021 (today)
Date of execution of the Share Exchange Agreement (Both Companies)	August 5, 2021 (today)
Date of public notice of the record date of the extraordinary general meeting of shareholders to approve the Share Exchange Agreement (Kobelco Eco-Solutions)	August 5, 2021 (today)
Record date of the extraordinary general meeting of shareholders to approve the Share Exchange Agreement (Kobelco Eco-Solutions)	August 21, 2021 (tentative)
Date of the extraordinary general meeting of shareholders to approve the Share Exchange Agreement (Kobelco Eco-Solutions)	September 30, 2021 (tentative)
Last trading date (Kobelco Eco-Solutions)	October 27, 2021 (tentative)
Delisting date (Kobelco Eco-Solutions)	October 28, 2021 (tentative)
Effective Date	November 1, 2021 (tentative)

(Note 1)

Kobe Steel plans to implement the Share Exchange through a simplified share exchange procedure that does not require approval of the shareholders meeting, pursuant to Article 796, Paragraph (2) of the Companies Act.

(Note 2)

The schedule above may be changed upon agreement between Both Companies if necessary to ensure the progress of the procedures of the Share Exchange or for other reasons. Any changes to the schedule above will be announced promptly.

(2)	Method of the Share Exchange

The Share Exchange will be one whereby Kobe Steel will become the wholly-owning parent company and Kobelco Eco-Solutions will become the wholly-owned subsidiary. The Share Exchange will be conducted by Kobe Steel through a simplified share exchange procedure that does not require approval of the shareholders’ meeting, pursuant to Article 796, Paragraph (2) of the Companies Act. For Kobelco Eco-Solutions, the Share Exchange is scheduled to take effect on November 1, 2021, after the Share Exchange Agreement is approved at the extraordinary general meeting of shareholders scheduled to be held on September 30, 2021.

(3)       Allotment in the Share Exchange

	Kobe Steel (wholly-owning parent company resulting from the Share Exchange)	Kobelco Eco-Solutions (wholly-owned subsidiary resulting from the Share Exchange)
Allotment ratio for the Share Exchange	1	4.85
Number of shares to be delivered in the Share Exchange	Kobe Steel Shares: 31,982,287 shares (tentative)

(Note 1) Share allotment ratio

For each Kobelco Eco-Solutions Share, Kobe Steel will allot 4.85 shares of Kobe Steel Shares. However, no shares will be allotted in the Share Exchange for the Kobelco Eco-Solutions Shares which Kobe Steel holds as of the Record Time (as defined below). If any significant changes to the terms and conditions that provide the basis for the calculations, the allotment ratio for the Share Exchange above (the “Share Exchange Ratio”) may be modified upon consultation and agreement between Both Companies.

(Note 2) The number of Kobe Steel shares to be delivered in the Share Exchange

Upon the Share Exchange, Kobe Steel will allot and deliver the number of Kobe Steel Shares calculated based on the Share Exchange Ratio to the shareholders of Kobelco Eco-Solutions (referring to the shareholders after the cancellation of treasury shares as described below and excluding Kobe Steel) as of the time immediately prior to the time at which Kobe Steel acquires all of the issued shares in Kobelco Eco-Solutions (excluding Kobelco Eco-Solutions Shares held by Kobe Steel) (the “Record Time”), in exchange for Kobelco Eco-Solutions Shares held by these shareholders. Kobe Steel plans to use Kobe Steel Shares to be newly issued as shares to be delivered through the Share Exchange (however, at Kobe Steel’s discretion, the treasury shares held by Kobe Steel may be allocated as part of Kobe Steel Shares to be allotted and delivered in accordance with the above). In accordance with a resolution at the board of directors’ meeting of Kobelco Eco-Solutions to be held no later than the day before the Effective Date, Kobelco Eco-Solutions will cancel all of the treasury shares that it holds at the time immediately before the Record Time (including the treasury shares to be acquired by Kobelco Eco-Solutions in response to dissenting shareholders’ share purchase demands under Article 785, Paragraph (1) of the Companies Act that are exercised in relation to the Share Exchange) at the time immediately before the Record Time. Therefore, the number of shares of common stock above to be allotted and delivered through the Share Exchange is not premised on Kobe Steel Shares being allotted and delivered for the treasury shares held by Kobelco Eco-Solutions (4,314 shares as of March 31, 2021). The total number of Kobe Steel Shares to be allotted and delivered through the Share Exchange may be modified in the future due to the repurchase and cancellation of treasury shares by Kobelco Eco-Solutions, and for other reasons.

(Note 3) Treatment of shares of less than one unit

As a result of the Share Exchange, it is expected that shareholders of Kobelco Eco-Solutions will hold shares of less than one unit of Kobe Steel (less than 100 shares). Although shares of less than one unit cannot be sold on the financial instruments exchange, shareholders who hold shares of less than one unit of Kobe Steel may use the following systems relating to Kobe Steel Shares on and after the Effective Date:

1)	Top-up program for shares of less than one unit (top up to 100 shares)

This is based on Article 194, Paragraph (1) of the Companies Act and the articles of incorporation of Kobe Steel, whereby shareholders who hold less than one unit of Kobe Steel Shares may request that Kobe Steel sell them the number of Kobe Steel Shares that, together with the number of shares of less than one unit held by them, will constitute one unit (100 shares) and allow them to purchase such shares.

2)	Buyback program of shares of less than one unit (sale of shares less than 100 shares)

This is based on Article 192, Paragraph (1) of the Companies Act, whereby shareholders who hold less than one unit of Kobe Steel Shares may request that Kobe Steel purchase from them the shares of less than one unit that they hold.

(Note 4) Treatment of fractions less than one share

With respect to the shareholders of Kobelco Eco-Solutions who will receive the allotment of any fraction less than one Kobe Steel Share upon the Share Exchange, pursuant to Article 234 of the Companies Act and other relevant laws and regulations, Kobe Steel will sell Kobe Steel Shares equivalent to the total number of fractions (any fraction of less than one share in the total number will be rounded down), and the sale proceeds will be paid to such shareholders in proportion to such fractions they have.

(4)	Treatment of stock options and bonds with stock options upon the Share Exchange

Not applicable, because Kobelco Eco-Solutions does not issue either stock options or bonds with stock options.

3.	Basis for the allocation concerning the Share Exchange

(1)	Basis and reasons for the allocation

As described in 1. “Purpose of the Share Exchange” above, Kobe Steel proposed to Kobelco Eco-Solutions in late March 2021 the Share Exchange. After earnest discussions and negotiations, Both Companies reached the conclusion that it is best for Kobe Steel to make Kobelco Eco-Solutions a wholly-owned subsidiary from the viewpoint of increasing their corporate value.

In order to ensure fairness and appropriateness in deciding the Share Exchange Ratio, Kobe Steel and Kobelco Eco-Solutions, respectively and separately, decided to request a third-party valuation institution independent from them to calculate the share exchange ratio. Kobe Steel appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”), and Kobelco Eco-Solutions appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”) as their respective financial advisors and third-party valuation institutions.

As described below in (4) “Measures to ensure fairness,” based on, among other matters, the valuation report concerning the share exchange ratio received as of August 4, 2021, from Mizuho Securities, which is a third-party valuation institution, advice from Nishimura & Asahi, which is Kobe Steel’s legal advisor, and the results of the due diligence conducted by Kobe Steel with respect to Kobelco Eco-Solutions, and after careful negotiations and discussions with Kobelco Eco-Solutions, Kobe Steel came to the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of Kobe Steel. Accordingly, Kobe Steel concluded that conducting the Share Exchange with the Share Exchange Ratio is appropriate.

As described below in (4) “Measures to ensure fairness,” based on, among other matters, the valuation report concerning the share exchange ratio received as of August 4, 2021, from SMBC Nikko Securities, which is a third-party valuation institution, advice from Anderson Mōri & Tomotsune LPC (“Anderson Mōri & Tomotsune”), which is Kobelco Eco-Solutions’ legal advisor, the results of the due diligence conducted by Kobelco Eco-Solutions on Kobe Steel, and based on instructions and advice from the Special Committee, and a response to referrals (toshinsho) from the Special Committee received as of August 4, 2021, Kobelco Eco-Solutions engaged in discussions with Kobe Steel numerous times regarding the conditions for the Share Exchange, including the Share Exchange Ratio. As a result of careful negotiations and discussions with Kobe Steel regarding the implementation of the Share Exchange by applying the Share Exchange Ratio, Kobelco Eco-Solutions came to the conclusion that the Share Exchange Ratio is appropriate and that it will contribute to the interests of minority shareholders of Kobelco Eco-Solutions. Accordingly, Kobelco Eco-Solutions concluded that conducting the Share Exchange with the Share Exchange Ratio is appropriate.

As described above, by referring to, among other matters, the results of valuation of the share exchange ratio submitted by, and advice received from, their respective third-party valuation institutions, and advice received from their respective legal advisors, Kobe Steel and Kobelco Eco-Solutions engaged in a careful review, based on the results of the due diligence conducted by each company with respect to the other company, and repeatedly held careful negotiations and discussions with each other regarding the implementation of the Share Exchange by applying the Share Exchange Ratio, while taking into consideration the financial condition, the current trends of performance, the share price trends of the other company and other related factors, in a comprehensive manner.

As a result, Both Companies came to the conclusion that the Share Exchange Ratio is appropriate and contributes to the interests of their respective shareholders. Therefore, they agreed to implement the Share Exchange by applying the Share Exchange Ratio, resolved to implement the Share Exchange in the respective board of directors meetings held today, and executed the Share Exchange Agreement today.

The Share Exchange Ratio may be subject to change upon discussion and agreement between Both Companies in the case of any material changes to the conditions that are the basis of the calculation.

(2)	Matters concerning the calculation

(i)	Names of the valuation institutions and their relationships with Both Companies

Mizuho Securities, which is acting as a third-party valuation institution of Kobe Steel, is independent of Kobe Steel, Kobelco Eco-Solutions, and the Share Exchange, and is not a related party to Kobe Steel or Kobelco Eco-Solutions.

Mizuho Securities and its group companies, namely, Mizuho Bank, Ltd. (“Mizuho Bank”), and Mizuho Trust & Banking Co., Ltd. (“Mizuho Trust & Banking”), are Kobe Steel’s shareholders. Mizuho Securities and Mizuho Trust & Banking are also Kobelco Eco-Solutions’ shareholders. According to Mizuho Securities, internally, Mizuho Securities has taken appropriate measures to prevent any possible effects, including measures to set a Chinese wall, between the department in charge of financial advisory services and valuation services for Kobe Steel Shares against another department that holds shares of Kobe Steel and Kobelco Eco-Solutions, and also against Mizuho Bank’s and Mizuho Trust & Banking’s departments that hold shares of Kobe Steel and Kobelco Eco-Solutions. These measures enable Mizuho Securities’ department in charge of financial advisory services and valuation services for Kobe Steel Shares to calculate the value of Kobe Steel Shares without being affected by the interest concerning the conflict of interest in relation to the Share Exchange and independently from each of the departments of Mizuho Securities, Mizuho Bank, and Mizuho Trust & Banking that holds shares of Kobe Steel and Kobelco Eco-Solutions.

Also, while Mizuho Bank engages in financing and other transactions with Kobe Steel and Kobelco Eco-Solutions as part of its ordinary banking transactions, Mizuho Bank does not have any material interest concerning conflicts of interest with Kobe Steel and Kobelco Eco-Solutions in relation to the Share Exchange.

Taking into consideration that, among others, i) appropriate measures to prevent any possible effects have been taken, including measures to set a Chinese wall, against Mizuho Securities’ department, and also against Mizuho Bank’s and Mizuho Trust & Banking’s departments that hold shares of Kobe Steel and Kobelco Eco-Solutions; ii) because Kobe Steel and Mizuho Securities transact with each other under the same conditions as those for transactions with general business partners, the independence of Mizuho Securities as a third-party valuation institution is ensured; and iii) Mizuho Securities has a track record as a third-party valuation institution in past transactions of the same type, Kobe Steel appointed Mizuho Securities as a third-party valuation institution independent of Kobe Steel, Kobelco Eco-Solutions, and the Share Exchange.

SMBC Nikko Securities, which is acting as a third-party valuation institution of Kobelco Eco-Solutions, is a valuation institution independent of Kobe Steel and Kobelco Eco-Solutions, is not a related party of Kobe Steel and Kobelco Eco-Solutions, and does not have any material interest to be noted in connection with the Share Exchange.

SMBC Nikko Securities and Sumitomo Mitsui Banking Corporation (“SMBC”), which are members of Sumitomo Mitsui Financial Group, are shareholders of Kobe Steel and Kobelco Eco-Solutions, and while SMBC engages in financing and other transactions with Kobe Steel and Kobelco Eco-Solutions as part of its ordinary banking transactions, SMBC does not have any material interest concerning conflicts of interest with Kobe Steel and Kobelco Eco-Solutions in relation to the Share Exchange. According to SMBC Nikko Securities, i) appropriate measures to prevent any possible effects have been taken, including measures to set a Chinese wall, between the department in charge of financial advisory services and valuation of Kobe Steel Shares and Kobelco Eco-Solutions Shares against another department, and an appropriate system for managing conflicts of interest has been established, including measures to set a Chinese wall against SMBC; ii) because Kobelco Eco-Solutions and SMBC Nikko Securities transact with each other under the same conditions as those for transactions with general business partners, the independence of SMBC Nikko Securities as a third-party valuation institution is ensured; and iii) SMBC Nikko Securities has a track record as a third-party valuation institution in past transactions of the same type. Taking into consideration the foregoing, Kobelco Eco-Solutions considered that there is no issue, from the viewpoint of fairness in relation to Kobelco Eco-Solutions requesting that SMBC Nikko Securities calculate the share values of Kobe Steel and Kobelco Eco-Solutions; therefore, Kobelco Eco-Solutions appointed SMBC Nikko Securities as a third-party valuation institution independent of Kobe Steel and Kobelco Eco-Solutions.

(ii)	Outline of the calculation

Mizuho Securities adopted the following analysis methods for the calculation: the market price analysis (based on the calculation reference date set as August 4, 2021, the closing share price at the Tokyo Stock Exchange as of the calculation reference date and the average values of the closing share prices at the Tokyo Stock Exchange for the one month, three months, and six months prior to the calculation reference date (inclusive)) (because Kobe Steel is listed on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange, Inc., (the “Nagoya Stock Exchange”) and Kobelco Eco-Solutions is listed on the Second Section of the Tokyo Stock Exchange; thus, Both Companies’ share prices exist); the comparable company analysis (because there are multiple similar listed companies that are comparable to Kobe Steel and Kobelco Eco-Solutions and it is possible to infer the share values through comparisons with those comparable companies); and the discounted cash flow analysis (“DCF Analysis”) (in order to reflect the status of future business activities of Kobe Steel and Kobelco Eco-Solutions in the valuation).

The following table shows the valuation ranges for Kobelco Eco-Solutions that were derived from each valuation method, when the share value per share of Kobe Steel was set at one.

Methodology adopted	Calculation results of share exchange ratio
Market price analysis	3.49 to 3.92
Comparable company analysis	1.56 to 5.19
DCF Analysis	1.60 to 6.30

Mizuho Securities calculated the share values on the premise that public information and information provided to Mizuho Securities were accurate and complete without any independent verification of their accuracy and completeness. Regarding the assets and liabilities (which include derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of Both Companies and their affiliated companies, Mizuho Securities calculation was based on the information, decisions, or projections provided or disclosed by Both Companies, and Mizuho Securities did not independently perform any valuation, appraisal, or assessment of those assets or liabilities, including any analysis or valuation of individual assets and liabilities, nor separately request any third-party institution to make such an appraisal or assessment. Mizuho Securities calculation was based on the assumption that Both Companies’ financial projections (including profit plans and other information) have been reasonably considered or prepared based on the best projection and judgment currently available to the management teams of Both Companies at the present time. The calculation of the share exchange ratio by Mizuho Securities reflects the information available to Mizuho Securities and economic conditions as of August 4, 2021. The purpose of the calculation by Mizuho Securities is only to serve as a reference for the board of directors of Kobe Steel in reviewing the share exchange ratio.

Kobelco Eco-Solutions’ financial projections that Mizuho Securities used as a basis for the calculation using the DCF Analysis do not contain fiscal years in which a significant increase or decrease in earnings is expected. On the other hand, Kobe Steel’s financial projections contain fiscal years in which a significant increase or decrease in earnings is expected. Specifically, for the fiscal year ending March 2022 and that ending March 2024, Kobe Steel expects a sharp increase in ordinary profit by 30% or more from the respective previous fiscal years. The increase in earnings for the fiscal year ending March 2022 will be due to, among other influences, an increase in sales quantities in the steel business, cost reductions mainly in the machinery business, and improvements of the impact on inventory valuations in the steel and aluminum segment and the advanced materials segment, and the increase in earnings for the fiscal year ending March 2024 will be due to, among other influences, improvements in profits and losses in the electric power segment which will result from the operation of a new power generation plant on a full-year basis, and improvements in profits and losses in the advanced materials segment which will result from an increase in demand for automotive light-weigh materials. Kobe Steel’s and Kobelco Eco-Solutions’ financial projections are not based on the premise that the Share Exchange will be implemented.

On the other hand, with respect to Kobe Steel, SMBC Nikko Securities used the market price analysis for the calculation because Kobe Steel is listed on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange and thus its share prices exist. The market price analysis adopted simple average values of the closing share prices for each period (one month (July 5, 2021 to August 4, 2021), three months (May 6, 2021 to August 4, 2021), and six months (from February 5, 2021 to August 4, 2021)) on the First Section of the Tokyo Stock Exchange based on the calculation reference date set as August 4, 2021.

For Kobelco Eco-Solutions, SMBC Nikko Securities used the following analysis methods for the calculation: the market price analysis (because Kobelco Eco-Solutions is listed on the Second Section of the Tokyo Stock Exchange and thus its share prices exist); the comparable company analysis (because there are multiple similar listed companies that are comparable to Kobelco Eco-Solutions, and it is possible to infer the share values through comparisons with those comparable companies); and the DCF Analysis (in order to reflect the status of future business activities of Kobelco Eco-Solutions in the valuation).

The market price analysis adopted simple average values of the closing share prices for each period (one month (from July 5, 2021 to August 4, 2021), three months (from May 6, 2021 to August 4, 2021), and six months (from February 5, 2021 to August 4, 2021)) on the Second Section of the Tokyo Stock Exchange based on the calculation reference date set as August 4, 2021.

The comparable company analysis selected the following companies as similar listed companies that are determined to have similarities to Kobelco Eco-Solutions: Hitachi Zosen Corporation, Kurita Water Industries Ltd., TAKUMA CO., LTD., METAWATER Co., Ltd., ORGANO CORPORATION, Mitsubishi Kakoki Kaisha, Ltd., Daiki Axis Co., Ltd., and Nomura Micro Science Co., Ltd., and it used EBITDA multiples for the business values for the calculation.

The DCF Analysis evaluated the business values and share values by discounting cash flow, which Kobelco Eco-Solutions is expected to generate in and after the fiscal year ending March 2022 based on the financial projections from the fiscal year ending March 2022 to the fiscal year March 2026 prepared by Kobelco Eco-Solutions, to the present value using a certain discount rate under the DCF Analysis. The going value under the DCF Analysis was calculated by the perpetual growth method and the multiple method. Specifically, the discount rates used were 6.51% to 7.95%. The discount rates adopted the Weighted Average Cost of Capital (WACC). In addition, the perpetual growth method used -0.25% to 0.25% as the perpetual growth rates, and the multiple method used 7.4-fold to 9.0-fold as the EBITDA multiples.

Synergy effects expected to be realized through implementation of the Share Exchange have not been reflected in the financial projections, on which the calculation by the DCF Analysis was based, because it is currently difficult to specifically estimate the impact on the revenues. In addition, each term of Kobelco Eco-Solutions’ business plan, on which SMBC Nikko Securities premised using the DCF Analysis, does not expect any large increase or decrease in profits.

The calculation ranges for the number of shares of common stock of Kobe Steel to be allotted to one share of common stock of Kobelco Eco-Solutions under each valuation method are as follows:

Methodology adopted	Calculation results of share exchange ratio
Market price analysis	3.67 to 3.92
Comparable company analysis	3.91 to 5.00
DCF Analysis	3.97 to 5.85

(Note) SMBC Nikko Securities prepared the share exchange ratio calculation report on the premise that all materials and information on which the report is based were accurate and complete and thus it has not independently verified their accuracy and completeness and does not bear any obligations or responsibilities therefor, and that Kobe Steel and Kobelco Eco-Solutions have not recognized any facts or situations where the provided information is inaccurate or likely to mislead. In addition, SMBC Nikko Securities has neither performed any valuation, appraisal, or assessment of the assets or liabilities of Kobe Steel, Kobelco Eco-Solutions, and their affiliated companies, nor requested any third-party institution to make such a valuation, appraisal or assessment. If any problems are found in the accuracy and completeness of these materials and information, it is likely that the calculation results would differ greatly. Moreover, SMBC Nikko Securities assumed that there are no undisclosed debts or credits related to any litigation, dispute, environment, tax and so forth, other contingent or off-balance liabilities, or other facts that may have a significant impact on the share exchange ratio calculation report. SMBC Nikko Securities assumed that Kobelco Eco-Solutions’ business plans, which SMBC Nikko Securities used for the share exchange ratio calculation report, were prepared by Kobelco Eco-Solutions in accordance with reasonable and appropriate procedures based on its best projections and judgment as of the calculation reference date. Furthermore, where SMBC Nikko Securities conducted its analysis by using the assumption provided based on the materials and information that it received, in the share exchange ratio calculation report, it assumed that the provided materials, information, and assumptions are accurate and reasonable. SMBC Nikko Securities has neither independently verified the accuracy, validity, and feasibility of those assumptions, nor does it bear any obligations or responsibilities therefor.

SMBC Nikko Securities’ calculation results were submitted to Kobelco Eco-Solutions by SMBC Nikko Securities upon the request of Kobelco Eco-Solutions only for the purpose of serving as a reference for the board of directors of Kobelco Eco-Solutions in reviewing the share exchange ratio, and the calculation results are not for SMBC Nikko Securities to represent any opinions on the fairness of the Share Exchange Ratio.

(3)	Prospects of and reasons for delisting

Upon the Share Exchange, Kobelco Eco-Solutions will become a wholly-owned subsidiary of Kobe Steel effective on November 1, 2021 (tentative); therefore, Kobelco Eco-Solutions Shares will be delisted as of October 28, 2021 (the last trading date will be October 27, 2021) in accordance with the delisting criteria of the Second Section of the Tokyo Stock Exchange. After the delisting, it will be impossible to trade Kobelco Eco-Solutions Shares on the Second Section of the Tokyo Stock Exchange.

Even after the delisting of Kobelco Eco-Solutions Shares, the Kobe Steel Shares that will be allocated as consideration upon the Share Exchange will remain listed on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange, and they will be tradable on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange on and after the Effective Date of the Share Exchange. Therefore, Kobe Steel believes that any shareholder of Kobelco Eco-Solutions who holds not less than 21 Kobelco Eco-Solutions Shares as of the Record Time and will receive, upon the Share Exchange, an allocation of not less than 100 Kobe Steel Shares, which is the number of shares constituting one unit of Kobe Steel, will continue to be able to trade shares of not less than one unit of Kobe Steel on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange and for shareholders of Kobelco Eco-Solutions, the liquidity of shares will continue to be ensured, even though shares of less than one unit of Kobe Steel may be allocated.

However, any shareholder of Kobelco Eco-Solutions who holds less than 21 Kobelco Eco-Solutions Shares as of the Record Time will receive an allocation of Kobe Steel Shares of less than the number of shares constituting one unit of Kobe Steel. Shares constituting less than one unit cannot be sold on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange. However, shareholders who will hold shares constituting less than one unit may use the top-up program for shares constituting less than one unit of Kobe Steel, or the buyback program for shares constituting less than one unit, upon request. For details of such treatment, see (Note 3) “Treatment of shares constituting less than one unit” in (3) “Allotment in the Share Exchange” in 2. “Summary of the Share Exchange” above.

For details of the treatment of any fractions less than one share arising in connection with the Share Exchange, see (Note 4) “Treatment of any fractions of less than one share” in (3) “Allotment in the Share Exchange” in 2. “Summary of the Share Exchange” above.

Shareholders of Kobelco Eco-Solutions may trade Kobelco Eco-Solutions Shares they hold until October 27, 2021 (tentative), which is the last trading date, on the Second Section of the Tokyo Stock Exchange, and may exercise lawful rights set forth under the Companies Act and other relevant laws or regulations, until the Record Time.

(4)	Measures to ensure fairness

As of March 31, 2021, Kobe Steel holds 9,521,400 Kobelco Eco-Solutions Shares, accounting for 59.08% (rounding to the second decimal place; the same shall apply in the calculation of the Ownership Ratio (as defined below)) of 16,115,686 shares, constituting the ratio to the total number of issued shares (excluding treasure shares) as of March 31, 2021 (the “Ownership Ratio”); and together with 3,403,200 shares held in the name of Mizuho Trust & Banking Co., Ltd. (Retirement Allowance Trust Kobe Steel, Ltd. Unit), with respect to which Kobe Steel withholds the right of instruction to exercise voting rights, the ratio of voting rights held by Kobe Steel to the total number of Kobelco Eco-Solutions’ voting rights (the “Voting Right Ratio”) will be 80.20% (rounding to the second decimal place; the same shall apply in the calculation of the Voting Right Ratio). Accordingly, Kobelco Eco-Solutions is a consolidated subsidiary of Kobe Steel. Therefore, Kobe Steel and Kobelco Eco-Solutions have determined that it is necessary to ensure the fairness of the Share Exchange and therefore have implemented the following measures:

(i)       Obtainment of valuation report from independent third-party valuation institutions

To ensure fairness upon the valuation of the share exchange ratio applied to the Share Exchange, i) Kobe Steel appointed Mizuho Securities, and Kobelco Eco-Solutions appointed SMBC Nikko Securities, respectively, as a third-party valuation institution, ii) Both Companies respectively asked for the valuation of the share exchange ratio applied to the Share Exchange, and iii) respectively received a valuation report dated August 4, 2021 therefrom concerning the share exchange ratio. For an outline of those valuation reports, see (2) (ii) “Outline of the calculation” above.

Neither Kobe Steel nor Kobelco Eco-Solutions has received an opinion (fairness opinion) from the third-party valuation institutions to the effect that the Share Exchange Ratio is appropriate or fair from a financial viewpoint.

(ii)       Advice from independent law firms

Kobe Steel appointed Nishimura & Asahi, and Kobelco Eco-Solutions appointed Anderson Mōri & Tomotsune as their respective legal advisor for the Share Exchange, and received legal advice concerning the decision-making methods and procedures to be implemented by the board of directors, including the procedures of the Share Exchange. Nishimura & Asahi and Anderson Mōri & Tomotsune are independent from Kobe Steel and Kobelco Eco-Solutions, respectively, and have no material interest in Kobe Steel or Kobelco Eco-Solutions.

(5)	Measures to avoid conflicts of interest

Since Kobe Steel holds 9,521,400 Kobelco Eco-Solutions Shares as of today (Ownership Ratio: 59.08%, Voting Right Ratio: 80.20% together with 3,403,200 shares held in the name of Mizuho Trust & Banking Co., Ltd. (Retirement Allowance Trust Kobe Steel, Ltd. Unit), with respect to which Kobe Steel withholds the right of instruction to exercise voting rights) and Kobelco Eco-Solutions is a consolidated subsidiary of Kobe Steel, Kobelco Eco-Solutions has implemented the following measures to avoid conflicts of interest:

(i)	Kobelco Eco-Solutions’ establishment of an independent special committee and obtainment of a response to referrals (toshinsho)

After receiving Kobe Steel’s proposal for the Share Exchange in late March 2021, pursuant to the resolution adopted at the board of directors’ meeting held on April 26, 2021, Kobelco Eco-Solutions established the Special Committee for the purpose of Kobelco Eco-Solutions (i) being careful in making a decision on the Share Exchange, (ii) avoiding possible arbitrariness and conflicts of interest in decision making by the board of directors of Kobelco Eco-Solutions, (iii) ensuring the fairness of the Share Exchange, and (iv) obtaining an opinion on whether making a decision to conduct the Share Exchange at the board of directors’ meeting of Kobelco Eco-Solutions would not be against the interests of Kobelco Eco-Solutions’ minority shareholders; the Special Committee is composed of four members, i.e., Mr. Kei Sakai (an attorney-at-law, Shisei Sogo Law Firm) and Mr. Michiaki Ishida (a former Senior Executive Officer of Sysmex Corporation) who are designated as independent officers in the notification with the Tokyo Stock Exchange, have no interest in Kobelco Eco-Solutions and Kobe Steel that is its controlling shareholder, have considerable knowledge of Kobelco Eco-Solutions’ business, its management issues and other relevant matters as Kobelco Eco-Solutions’ outside directors, are considered to be eligible to examine the Share Exchange, and who were not scheduled to retire from office at the conclusion of the 67th annual shareholders’ meeting of Kobelco Eco-Solutions scheduled to be held in June 2021; and Mr. Akito Takahashi (an attorney-at-law, Takahashi and Katayama Law Firm) and Mr. Shinsuke Hasegawa (a certified public accountant, Hasegawa CPA Firm) who have no interest in Kobelco Eco-Solutions and Kobe Steel that is its controlling shareholder and are independent outside experts considered to have expertise and eligibility to examine the Share Exchange as experts engaged in the M&A business. Mr. Akito Takahashi has been engaged in law-related businesses, including corporate legal affairs, for a long period of time and has abundant experience and knowledge acquired through his career as an expert; Mr. Shinsuke Hasegawa has financial and accounting knowledge acquired through his experience as a certified public accountant. Also, both persons have experience of serving as members of a special committee in other similar transactions. Therefore, as outside experts, they have been selected as members of the Special Committee. Kobelco Eco-Solutions selected these four persons as members of the Special Committee from the beginning, and the members of the Special Committee have remained unchanged. It was also decided that a fixed amount of remuneration would be paid to each member as consideration for their duties, regardless of the content of the response to referrals (toshinsho).

After that, when considering the Share Exchange, Kobelco Eco-Solutions consulted with the Special Committee regarding (a) whether the purpose of the Share Exchange could be deemed to be reasonable (including whether the Share Exchange would contribute to enhancement of Kobelco Eco-Solutions’ corporate value), (b) whether the fairness of the conditions for the Share Exchange (including the share exchange ratio in the Share Exchange) was ensured, (c) whether sufficient consideration was given to interests of Kobelco Eco-Solutions’ shareholders through fair procedures in the Share Exchange, (d) in addition to (a) to (c) above, whether the Share Exchange could be considered not to be against the interests of Kobelco Eco-Solutions’ minority shareholders (collectively, the “Consultative Matters”). In addition, when establishing the Special Committee, Kobelco Eco-Solutions regarded the Special Committee as an advisory body independent from the board of directors of Kobelco Eco-Solutions and decided that the Special Committee’s decisions would be respected to the maximum extent in making a decision on the Share Exchange and that if the Special Committee decided that the transaction conditions were inappropriate, Kobelco Eco-Solutions would not conduct the Share Exchange. Furthermore, at the board of directors’ meeting concerning the establishment of the Special Committee, Kobelco Eco-Solutions adopted a resolution to grant the Special Committee (a) the authority to appoint advisors, such as a financial advisor and legal advisor for it, if the Special Committee considers it necessary in considering the Consultative Matters (reasonable expenses required therefor shall be borne by Kobelco Eco-Solutions) or to approve advisors for Kobelco Eco-Solutions (including ex post facto approval), (b) the authority to receive information necessary to consider and decide the Share Exchange from Kobelco Eco-Solutions’ officers and employees and other persons who the Special Committee considers necessary, and (c) the authority to discuss and negotiate the transaction conditions for the Share Exchange and other relevant matters with Kobe Steel if the Special Committee considers it necessary.

Based on the above-mentioned decisions, at the first special committee meeting held on April 26, 2021, the Special Committee confirmed that there was no problem with its members’ independence and approved Kobelco Eco-Solutions’ appointment of SMBC Nikko Securities as a financial advisor and third-party valuation institution and Anderson Mōri & Tomotsune as a legal advisor, and confirmed that Kobelco Eco-Solutions’ directors involved in consideration, negotiations and decisions on the Share Exchange had no problem in terms of interests in Kobe Steel. Thus, the Special Committee built a structure to consider and negotiate the Share Exchange.

The Special Committee held 14 meetings in total during the period from April 26 to August 4, 2021, and carefully examined the Consultative Matters by collecting information from Kobelco Eco-Solutions’ secretariat, each advisor and other relevant people and by having discussions as necessary. When considering these matters, the Special Committee held a Q&A session with the management team of Kobelco Eco-Solutions regarding the purpose of the Share Exchange, the background of examination of the Share Exchange, the business environment surrounding Kobelco Eco-Solutions and its management issues, the details of the measures expected to be taken after the Share Exchange, the advantages and disadvantages of the Share Exchange, the procedures for formulating Kobelco Eco-Solutions’ business plan that constituted the basis of calculating the share exchange ratio and the details of the plan and other relevant matters. The Special Committee also received from SMBC Nikko Securities i) the explanation regarding the reason for adopting the calculation methods used in calculating the share exchange ratio and the calculation results of the share exchange ratio in the Share Exchange, and ii) the report on the negotiation status with Kobe Steel in a timely manner. After deliberation and consideration, the Special Committee approved the negotiation policy, including the specific share exchange ratio to be proposed to Kobe Steel, and provided instructions and made requests; through them, the Special Committee participated in the negotiations on the share exchange ratio with Kobe Steel. In addition, the Special Committee conducted interviews with Kobe Steel and confirmed the position of Kobelco Eco-Solutions in the KOBELCO group, the background of examination of the Share Exchange, the purpose of the Share Exchange, the details of the measures expected to be taken after the Share Exchange, the advantages and disadvantages of the Share Exchange and other relevant matters. Furthermore, the Special Committee received from Anderson Mōri & Tomotsune, the legal advisor for Kobelco Eco-Solutions, the explanation regarding the measures to ensure the fairness of the procedures for the Share Exchange, the decision-making method and process of the board of directors of Kobelco Eco-Solutions on the Share Exchange, and the details of other measures to avoid conflicts of interest, as well as the explanation regarding the results of the legal due diligence regarding Kobe Steel, and held a Q&A session. In addition, Kobelco Eco-Solutions requested that EY Strategy and Consulting Co., Ltd. (“EY Strategy”) conduct a financial due diligence regarding Kobe Steel, and the Special Committee received the explanation regarding the results of the financial due diligence from EY Strategy and held a Q&A session (the Special Committee confirmed that EY Strategy had no material interest in Kobe Steel or Kobelco Eco-Solutions). Moreover, the Special Committee collected information regarding the Share Exchange from the relevant materials concerning the Share Exchange submitted by Kobelco Eco-Solutions’ secretariat, each advisor and other relevant people and carefully discussed, considered, and deliberated over the Consultative Matters based on such information. The Special Committee received reports on the circumstances and details of the discussions and negotiations on the Share Exchange between Kobe Steel and Kobelco Eco-Solutions in a timely manner, discussed the negotiation methods and other relevant matters several times and provided its opinions to Kobelco Eco-Solutions until receiving the final proposal on the Share Exchange Ratio from Kobe Steel; thus, the Special Committee was substantially involved in the negotiation process with Kobe Steel.

Under these circumstances, based on these explanations, calculation results, and other materials for consideration, the Special Committee submitted to the board of directors of Kobelco Eco-Solutions on August 4, 2021, a response to referrals (toshinsho) to the effect that (a) the purpose of the transaction for Kobe Steel to make Kobelco Eco-Solutions its wholly-owned subsidiary through the Share Exchange (the “Transaction”) is deemed to be reasonable (the Transaction will contribute to enhancement of Kobelco Eco-Solutions’ corporate value, (b) the Share Exchange Ratio is considered appropriate and the fairness of the conditions for the Transaction is ensured, (c) sufficient consideration is given to interests of Kobelco Eco-Solutions’ shareholders through fair procedures in the Transaction, and (d) making a decision to conduct the Transaction at the board of directors’ meeting of Kobelco Eco-Solutions will not be against the interests of Kobelco Eco-Solutions’ minority shareholders.

For an outline of the opinion of the Special Committee, please see 8.(3) “Outline of the opinion obtained from those who have no interest in the controlling shareholder that the transaction, etc. is not against interests of minority shareholders” below.

(ii)	Unanimous approval by the directors excluding those having interests, and unanimous opinion of the audit & supervisory board members excluding those having interests that they have no objection

At the board of directors’ meeting of Kobelco Eco-Solutions held today at which the proposal for the Share Exchange was resolved, among the eight directors of Kobelco Eco-Solutions, five directors other than Mr. Takao Ohama, Mr. Manabu Nakamura, and Mr. Masahiro Motoyuki deliberated over the proposal and adopted a resolution with unanimous approval in order to avoid conflicts of interest; this was because each of Mr. Takao Ohama and Mr. Manabu Nakamura was an officer/employee of Kobe Steel until June 24, 2020 and March 31, 2020, respectively, and only a short period of time has elapsed from the time they left Kobe Steel; and Mr. Masahiro Motoyuki concurrently serves as a corporate officer of Kobe Steel. Mr. Takao Ohama, Mr. Manabu Nakamura, and Mr. Masahiro Motoyuki did not participate in the consideration, discussions, and negotiations on the Share Exchange on the side of Kobelco Eco-Solutions to avoid conflicts of interest. The directors of Kobelco Eco-Solutions other than Mr. Takao Ohama, Mr. Manabu Nakamura, and Mr. Masahiro Motoyuki have not served as an officer or employee of Kobe Steel or its subsidiaries or affiliated companies (excluding Kobelco Eco-Solutions and its subsidiaries and affiliated companies) for the latest five years.

In addition, four audit & supervisory board members having no interest in Kobe Steel participated in the above-mentioned board of directors’ meeting, and all of them stated that they had no objection to the above-mentioned resolution. Among the audit & supervisory board members of Kobelco Eco-Solutions, Mr. Hiroki Tsukamoto was an employee of Kobe Steel until June 30, 2011, but a considerable amount of time has elapsed from the time he left Kobe Steel. Thereafter, he served as a director of Shinko Industrial Co., Ltd., a subsidiary of Kobe Steel, until June 13, 2014 and served as an audit & supervisory board member of Shinko Engineering & Maintenance Co., Ltd., a subsidiary of Kobe Steel, until June 19, 2019, but on and after June 13, 2014, he did not execute the business of Kobe Steel or its subsidiaries. Therefore, he is considered to have no interest in Kobe Steel.

4.       Company profile of the parties to the Share Exchange

		Wholly-owning parent company resulting from the Share Exchange	Wholly-owned subsidiary resulting from the Share Exchange
(1)	Name	Kobe Steel, Ltd.	Kobelco Eco-Solutions Co., Ltd.
(2)	Address	2-2-4, Wakinohama-Kaigandori, Chuo-ku, Kobe-shi	1-4-78 Wakinohamacho, Chuo-ku, Kobe-shi
(3)	Name and title of representative	Mitsugu Yamaguchi, President & CEO	Takao Ohama, President
(4)	Description of business

•

Manufacturing and sale of steel, nonferrous metal, and alloy thereof

•

Manufacturing and sale of iron castings, steel castings and forgings, and nonferrous alloy castings and forgings

•

Electric power supply business

•

Manufacturing and sale of industrial machinery and equipment, transportation machinery and equipment, electric machinery and equipment, and other machinery and equipment

•

Contract for engineering and construction work of various plants, and other relevant business.

•

Water treatment-related business

•

Waste treatment-related business

•

Chemical/food process equipment-related business

•

Design, fabrication, sale, and after-sales services or business related to the foregoing and other relevant business.

(5)	Amount of capital	250,930 million yen (as of March 31, 2021)	6,020 million yen (as of March 31, 2021)
(6)	Date of incorporation	June 28, 1911	June 1, 1954
(7)	Number of issued shares	364,364,210 shares	16,120,000 shares
(8)	Fiscal year end	March 31	March 31
(9)	Number of employees	40,517 (consolidated) (as of March 31, 2021)	2,912 (consolidated) (as of March 31, 2021)
(10)	Major business partners	Industrial areas, such as automobiles, electrical equipment, and shipbuilding, and government and other public agencies	Government and other public agencies, and private companies
(11)	Main financing banks	Mizuho Bank, Ltd., MUFG Bank, Ltd., Sumitomo Mitsui Banking Corporation	Mizuho Bank, Ltd., MUFG Bank, Ltd., Sumitomo Mitsui Banking Corporation, Mitsubishi UFJ Trust and Banking Corporation

(12)	Major shareholders and shareholding ratio	The Master Trust Bank of Japan, Ltd. (Trust Account)	7.75%	Kobe Steel, Ltd.	59.08%
		Custody Bank of Japan, Ltd. (Trust Account)	4.18%	Mizuho Trust & Banking Co., Ltd. (Retirement Benefit Trust, Kobe Steel Account)	21.12%
		Nippon Steel Corporation	2.95%	Kobelco Eco-Solutions Co., Ltd., Employee Shareholding Association	1.55%
		Nippon Life Insurance Company	2.78%	Shinsho Corporation	1.49%
		Custody Bank of Japan, Ltd. (Trust Account 5)	1.52%	Nippon Life Insurance Company (standing proxy: The Master Trust Bank of Japan, Ltd.)	0.50%
		Custody Bank of Japan, Ltd. (Trust Account 9)	1.37%	Mitsutaka Hayashi	0.47%
		Custody Bank of Japan, Ltd. (Trust Account 6)	1.35%	Daiwa House Industry Co., Ltd.	0.37%
		DFA INTL SMALL CAP VALUE PORTFOLIO (standing proxy: Citibank, N.A., Tokyo Branch)	1.21%	Mitsubishi UFJ Trust and Banking Corporation (standing proxy: The Master Trust Bank of Japan, Ltd.)	0.34%
		SHIMABUN Corporation	1.21%	SMBC Nikko Securities Inc.	0.32%
		Custody Bank of Japan, Ltd. (Trust Account 1)	1.21%	The Dai-ichi Life Insurance Co., Ltd.	0.31%
		(as of March 31, 2021)		(as of March 31, 2021)

(13)	Relationship between the parties
	Capital relationships	Kobe Steel is the parent company of Kobelco Eco-Solutions, holding 9,521,400 shares of common stock of Kobelco Eco-Solutions, which is equivalent to 59.08% (rounding to the second decimal place) of the number of shares obtained by subtracting the number of treasury shares (4,314 shares) from the number of issued shares (16,120,000 shares). In addition, together with 3,403,200 shares held in the name of Mizuho Trust & Banking Co., Ltd. (Retirement Allowance Trust Kobe Steel, Ltd. Unit), with respect to which Kobe Steel withholds the right of instruction to exercise voting rights, the ratio of voting rights held by Kobe Steel to the total number of voting rights of Kobelco Eco-Solutions is 80.20% (rounding to the second decimal place).
	Personal relationships	One corporate officer of Kobe Steel concurrently serves as a director of Kobelco Eco-Solutions.
	Business relationships	Kobelco Eco-Solutions supplies equipment for facilities and provides maintenance and inspection services therefor to Kobe Steel. Kobelco Eco-Solutions borrows and lends funds from/to the KOBELCO group.
	Status as a related party	Kobelco Eco-Solutions is a consolidated subsidiary of Kobe Steel, and Kobe Steel is a related party to Kobelco Eco-Solutions and vice versa.

(14)	Operating results and financial position for the last three years (Millions of yen, unless otherwise stated)
Fiscal Year		Kobe Steel (consolidated)			Kobelco Eco-Solutions (consolidated)
		FY ended March 31, 2019	FY ended March 31, 2020	FY ended March 31, 2021	FY ended March 31, 2019	FY ended March 31, 2020	FY ended March 31, 2021
	Net assets	803,312	716,369	769,375	27,543	29,365	33,450
	Total assets	2,384,973	2,411,191	2,582,873	85,836	84,694	95,993
	Net assets per share (yen)	2,041.29	1,811.10	1,958.57	1,699.61	1,809.48	2,061.63
	Net sales	1,971,869	1,869,835	1,705,566	90,199	97,998	112,405
	Operating profit	48,282	9,863	30,398	3,701	3,504	5,635
	Ordinary profit	34,629	(8,079)	16,188	3,744	3,529	5,673
	Profit attributable to owners of parent	35,940	(68,008)	23,234	2,442	2,728	3,617
	Profit per share (yen)	99.20	(187.55)	64.05	151.55	169.33	224.49
	Dividend per share (yen)	20.00	-	10.00	45.00	45.00	60.00

5.	Status after the Share Exchange

Wholly-owning parent company resulting from the Share Exchange
(1)	Name	Kobe Steel, Ltd.
(2)	Address	2-2-4, Wakinohama-Kaigandori, Chuo-ku, Kobe-shi
(3)	Name and title of representative	Mitsugu Yamaguchi, President & CEO
(4)	Description of business

•

Manufacturing and sale of steel, nonferrous metal, and alloy thereof

•

Manufacturing and sale of iron castings, steel castings and forgings, and nonferrous alloy castings and forgings

•

Electric power supply business

•

Manufacturing and sale of industrial machinery and equipment, transportation machinery and equipment, electric machinery and equipment, and other machinery and equipment

•

Contract for engineering and construction work of various plants and other relevant business.

(5)	Amount of capital	250,930 million yen
(6)	Fiscal year end	March 31
(7)	Net assets	To be determined
(8)	Total assets	To be determined

6.	Summary of accounting treatment

The Share Exchange is expected to constitute a common control transaction, etc. under the Accounting Standards for Business Combinations.

7.	Future outlook

Since Kobelco Eco-Solutions has already been a consolidated subsidiary of Kobe Steel, the Share Exchange’s impact on the consolidated earnings of Kobe Steel and Kobelco Eco-Solutions is expected to be minor at present. If it becomes necessary to amend the earnings forecast and any matters that should be disclosed arise going forward, they will be promptly disclosed.

8.	Matters relating to transactions, etc. with the controlling shareholder

(1)	Whether the Share Exchange constitutes a transaction, etc. with the controlling shareholder, and the status of compliance with guidelines on measures to protect minority shareholders

As of today, Kobe Steel owns 9,521,400 Kobelco Eco-Solutions Shares (Ownership Ratio: 59.08%, Voting Right Ratio: 80.20% together with 3,403,200 shares held in the name of Mizuho Trust & Banking Co., Ltd. (Retirement Allowance Trust Kobe Steel, Ltd. Unit), with respect to which Kobe Steel withholds the right of instruction to exercise voting rights) and is the controlling shareholder of Kobelco Eco-Solutions. Therefore, for Kobelco Eco-Solutions, the Share Exchange constitutes a transaction, etc. with the controlling shareholder.

In “I 4. Guidelines on measures to protect minority shareholders when conducting transactions, etc. with the controlling shareholder” and “I 5. Other special circumstances that may have a material impact on corporate governance” of the corporate governance report disclosed on June 25, 2021 (the “Corporate Governance Report”), regarding the terms and conditions for transactions with Kobe Steel or the policies for deciding those terms and conditions for transactions, etc., Kobelco Eco-Solutions has disclosed that in business transactions, Kobelco Eco-Solutions decides them through price negotiations based on written estimates as with other customers and that in land leases, etc., Kobelco Eco-Solutions decides them through price negotiations based on the amount required for reacquisition or the assessed value of inherent tax as of the time of the conclusion of the relevant agreement.

Regarding the Share Exchange, as stated in 3.(4) “Measures to ensure fairness” and 3.(5) “Measures to avoid conflicts of interest” above, Kobelco Eco-Solutions has taken measures to address the issue of structural conflicts of interest and the issue of information asymmetry, to ensure the fairness of the Share Exchange, and to avoid conflicts of interest; and Kobelco Eco-Solutions believes that these responses are in compliance with the above-mentioned guidelines stated in the Corporate Governance Report.

(2)	Matters relating to measures to ensure fairness and measures to avoid conflicts of interest

Since the Share Exchange constitutes a transaction, etc. with the controlling shareholder for Kobelco Eco-Solutions, as stated in (1) “Whether the Share Exchange constitutes a transaction, etc. with the controlling shareholder, and the status of compliance with guidelines on measures to protect minority shareholders” above, Kobelco Eco-Solutions determined that measures to ensure fairness and avoid conflicts of interest were necessary to address the issue of structural conflicts of interest and the issue of information asymmetry; and its board of directors carefully discussed and considered the conditions for the Share Exchange. In addition, Kobelco Eco-Solutions made a decision after ensuring fairness and avoiding conflicts of interest by taking measures stated in 3.(4) “Measures to ensure fairness” and 3.(5) “Measures to avoid conflicts of interest” above.

(3)	Outline of the opinion obtained from those who have no interest in the controlling shareholder that the transaction, etc. is not against interests of minority shareholders

As stated in 3.(5) “Measures to avoid conflicts of interest” above, Kobelco Eco-Solutions established the Special Committee to prevent the Share Exchange from being conducted under disadvantageous conditions to Kobelco Eco-Solutions’ minority shareholders.

When considering the Share Exchange, Kobelco Eco-Solutions consulted with the Special Committee regarding (a) whether the purpose of the Share Exchange could be deemed to be reasonable (including whether the Share Exchange would contribute to enhancement of Kobelco Eco-Solutions’ corporate value), (b) whether the fairness of the conditions for the Share Exchange (including the share exchange ratio in the Share Exchange) was ensured, (c) whether sufficient consideration was given to interests of Kobelco Eco-Solutions’ shareholders through fair procedures in the Share Exchange, (d) in addition to (a) to (c) above, whether the Share Exchange could be considered not to be against the interests of Kobelco Eco-Solutions’ minority shareholders.

As a result, Kobelco Eco-Solutions received a response to referrals (toshinsho) from the Special Committee dated August 4, 2021, to the effect that the Share Exchange is considered not to be against the interests of Kobelco Eco-Solutions’ minority shareholders, because (a) the Share Exchange will contribute to enhancement of Kobelco Eco-Solutions’ corporate value, and the purpose of the Share Exchange is deemed to be reasonable, (b) the fairness of the conditions for the Share Exchange (including the share exchange ratio) is deemed to be ensured, and (c) sufficient consideration is given to interests of Kobelco Eco-Solutions’ shareholders through fair procedures in the Share Exchange. An outline of the response to referrals (toshinsho) from the Special Committee is as stated below.

(i)       Response

i.	It is considered that the purpose of the Transaction is deemed to be reasonable (the Transaction will contribute to enhancement of Kobelco Eco-Solutions’ corporate value).

ii.	It is considered that the Share Exchange Ratio is appropriate and the fairness of the conditions for the Transaction is ensured.

iii.	It is considered that sufficient consideration is given to interests of Kobelco Eco-Solutions’ shareholders through fair procedures in the Transaction.

iv.	In addition, given the status pertaining to the Transaction including i. through iii. above, it is considered that making a decision to conduct the Transaction at the board of directors’ meeting of Kobelco Eco-Solutions will not be against the interests of Kobelco Eco-Solutions’ minority shareholders.

(ii)       Grounds for the response

i.	Regarding “whether the purpose of the Transaction is deemed to be reasonable (including whether the Transaction will contribute to enhancement of Kobelco Eco-Solutions’ corporate value)”

•	It is considered that (a) the purpose, necessity, and background of the Transaction, and (b) advantages of the Transaction to be implemented through the Share Exchange, for which an explanation was provided by Kobelco Eco-Solutions, are concrete based on the current business and management status of Kobelco Eco-Solutions. In particular, Kobe Steel and Kobelco Eco-Solutions consider that it is necessary to further strengthen their collaboration in order to utilize many advantageous technologies held by Kobelco Eco-Solutions with the aim of making efforts toward creating new business and maximizing profits through products and technologies that contribute to the environment, based on the recognition that the business environment surrounding Kobe Steel and Kobelco Eco-Solutions has been rapidly changing, such as acceleration of global movements towards de-carbonization, transition to carbon neutrality, and development of revolutionary social changes. It can be said that this is an entirely reasonable management decision, taking into account Kobe Steel and Kobelco Eco-Solutions having already made efforts towards strengthening the profitability of the engineering business and creating new business by strengthening mutual collaboration for some time.

•	It is considered that (a) and (b) above are consistent with a general description of the environment of the industry and market to which Kobelco Eco-Solutions belongs.

•	It is considered that (a) and (b) above are also realistic to strengthen the competitiveness of Kobelco Eco-Solutions in the future. Specifically, it can be said that the following initiatives: 1. acceleration of creation of new business in the KOBELCO group including Kobelco Eco-Solutions; 2. acceleration of the entire KOBELCO group’s efforts towards achieving carbon neutrality; 3. expansion of Kobelco Eco-Solutions’ business by utilizing the KOBELCO group’s collective strength; 4. improvement of management efficiency and reduction of costs for continued listing; and 5. business operation from a mid- to long-term perspective and prompt decision making, are an attempt at creating new business and an effort to address new issues that they may face in the future under the collaboration between Kobe Steel and Kobelco Eco-Solutions, and all of those initiatives are reasonable as measures to be taken for the future including an effort to strengthen the business from a mid- to long-term perspective and enhancement of the corporate value at Kobelco Eco-Solutions.

•	It can be said that Kobelco Eco-Solutions and Kobe Steel have considered the necessity and advantages of the Transaction, taking into account the market environment to which Kobelco Eco-Solutions belongs, trend projections in the future, and so forth.

•	It can be said that Kobelco Eco-Solutions’ future business outlook, growth prospects, and measures that are being considered to be implemented after the Transaction, for which an explanation was provided by Kobelco Eco-Solutions, are based on Kobe Steel’s management policy on the premise of Kobelco Eco-Solutions’ business and management status, and none of them are deemed unreasonable.

ii.	Regarding “whether the fairness of the conditions for the Transaction (including the share exchange ratio in the Share Exchange) is ensured”

•	The purpose of the Transaction is for Kobe Steel to make Kobelco Eco-Solutions its wholly-owned subsidiary under the specific circumstances stated concerning (a) and (b) in i. above. Aiming to make Kobelco Eco-Solutions Kobe Steel’s wholly-owned subsidiary through the Share Exchange and allocating Kobe Steel Shares to Kobelco Eco-Solutions’ shareholders are considered to be in line with the purpose. Kobelco Eco-Solutions selecting the procedures for share exchange in the Transaction and deciding that Kobe Steel Shares are to be the consideration therefor are considered appropriate. When considering and deciding as such, in order to ensure the fairness and appropriateness of the Share Exchange Ratio, among other conditions for the Transaction, Kobelco Eco-Solutions selected an independent third-party valuation institution for calculation of the Share Exchange Ratio, obtained a share exchange ratio valuation report from the third-party valuation institution, and referred to the share exchange ratio valuation report.

•	Regarding the calculation process leading to the conclusion stated in the share exchange ratio valuation report prepared by the third-party valuation institution, the calculation methods are considered to be general and reasonable methods in light of current practice.

•	The details of the above-mentioned calculation are also considered appropriate in light of current practice. Based on the explanations provided by Kobelco Eco-Solutions and the third-party valuation institution to the Special Committee regarding the details of Kobelco Eco-Solutions’ business plan that is the basis for such calculation, the Special Committee also understood the background of the preparation of Kobelco Eco-Solutions’ business plan and the current condition of Kobelco Eco-Solutions and confirmed the reasonableness of the business plan from the perspective of whether there are any unreasonable points in light thereof; in conclusion, the Special Committee believes that the business plan is reasonable.

•	Based on the above, it can be considered that the share exchange ratio valuation report prepared by the third-party valuation institution contains no unreasonable points or significant problems, in particular.

•	In addition, it can be said that Kobelco Eco-Solutions has considered the Share Exchange Ratio after considering the necessity and advantages of the Transaction, influences on its business in the future, and other circumstances in general based on the share exchange ratio valuation report.

•	It should be noted that Kobelco Eco-Solutions appointed a legal advisor and a third-party valuation institution (concurrently, a financial advisor) with abundant experience and has obtained advice on negotiations for the conditions for the Transaction in general, including the Share Exchange Ratio.

•	The Transaction is scheduled to be implemented through the procedures for share exchange provided by the Companies Act, and under the provisions of the Companies Act aiming to protect minority shareholders’ (general shareholders’) rights in connection with the provided types of reorganization, including share exchange, shareholders who oppose the reorganization at issue (so-called dissenting shareholders) are granted a right to request that Kobelco Eco-Solutions purchase the shares held by those shareholders at a fair price (in other words, an appraisal right). If no agreement is reached regarding the purchase price with Kobelco Eco-Solutions within a certain period, those shareholders (and Kobelco Eco-Solutions) may file a petition with a court, seeking a decision on the fair price. If such petition is filed, the decision on the price will be finally made by the court; and Kobelco Eco-Solutions’ minority shareholders (general shareholders) are able to secure their economic benefits through the above-mentioned procedures.

•	It can be considered that these responses by Kobelco Eco-Solutions ensure the fairness and appropriateness of the Share Exchange Ratio, among other conditions for the Transaction, and are reasonable and suitable as a method to eliminate arbitrariness from the process of Kobelco Eco-Solutions’ decisions and decision-making related to them.

•	As stated above, it can be said that the Share Exchange Ratio scheduled to be resolved by Kobelco Eco-Solutions was considered, decided, and agreed based on a reasonable calculation, and the Special Committee believes that the Share Exchange Ratio is appropriate.

iii	Regarding “whether sufficient consideration is given to interests of Kobelco Eco-Solutions’ shareholders through fair procedures in the Transaction”

•	When considering its responses to the Transaction, Kobelco Eco-Solutions established the Special Committee independent from both Kobelco Eco-Solutions and Kobe Steel in order to eliminate Kobe Steel’s influence on the process of consideration and decision-making at Kobelco Eco-Solutions. Two members (i.e., half of the four members in total) of the Special Committee are outside directors of Kobelco Eco-Solutions, and the other two members are outside experts (i.e., one is an attorney-at-law and another is a certified public accountant). In addition, one of the outside directors has been selected as the chairman of the Special Committee through an internal vote by the members of the Special Committee.

•	When considering its responses to the Transaction, Kobelco Eco-Solutions requested that SMBC Nikko Securities, a third-party valuation institution independent from both Kobelco Eco-Solutions and Kobe Steel, calculate the Share Exchange Ratio in order to ensure the fairness of the Share Exchange Ratio, among other conditions for the Transaction, and obtained a share exchange ratio valuation report. Regarding the above-mentioned independence of SMBC Nikko Securities, the Special Committee also confirmed such independence after receiving necessary explanations.

•	Furthermore, in order to obtain legal advice regarding the Transaction, Anderson Mōri & Tomotsune was selected as a legal advisor independent from both Kobelco Eco-Solutions and Kobe Steel. Regarding the above-mentioned independence of Anderson Mōri & Tomotsune, the Special Committee also confirmed such independence after receiving necessary explanations.

•	In the Transaction, Kobe Steel is the parent company of Kobelco Eco-Solutions, and the Share Exchange constitutes a material transaction, etc. with the controlling shareholder for Kobelco Eco-Solutions; therefore, a structural and typical conflict of interest may occur. It should be noted that based on the above-mentioned structure, Kobelco Eco-Solutions has, since an early stage of the negotiation process, requested that Kobe Steel agree on the transaction conditions that provide sufficient consideration to the interests of the minority shareholders, by recognizing that it is necessary to more carefully ensure the appropriateness and fairness of the conditions for the Transaction.

•	Regarding the policy for discussions and negotiations between Kobelco Eco-Solutions and Kobe Steel, Kobelco Eco-Solutions explained the policy for discussions and negotiations and other relevant matters to the Special Committee and advanced negotiations with Kobe Steel based on the policy for discussions and negotiations confirmed by the Special Committee.

•	The Special Committee timely received reports regarding the specific status of the discussions and negotiations between Kobelco Eco-Solutions and Kobe Steel, stated its opinions to Kobelco Eco-Solutions based on the details of the reports at important phases during the negotiations on the Share Exchange Ratio, in particular, and provided necessary advice and made necessary requests; thus, a structure has been established where the Special Committee can be substantially involved in the negotiation process for the Share Exchange Ratio, among other conditions for the Transaction.

•	Based on the above, Kobelco Eco-Solutions repeatedly verified the appropriateness, fairness, and feasibility of the conditions in general, conducted multiple discussions and negotiations with Kobe Steel, and finally made adjustments on the Share Exchange Ratio scheduled to be resolved by the board of directors.

•	Thereafter, Kobelco Eco-Solutions and Kobe Steel finally reached an agreement on the conditions for the Transaction, including the Share Exchange Ratio, and Kobelco Eco-Solutions decided that the agreed ratio would be the Share Exchange Ratio scheduled to be resolved by the board of directors.

•	Kobelco Eco-Solutions’ directors having interests did not participate in the consideration for the Transaction at Kobelco Eco-Solutions to enhance the fairness, transparency, and objectivity of the decision-making process and will not participate in deliberations or resolutions at the board of directors’ meetings to be held in the future regarding the Transaction; thus, it can be said that Kobelco Eco-Solutions has made efforts to eliminate arbitrariness from its decision-making process.

•	As stated above, it can be considered that specific responses have been made regarding various points, including ensuring an objective situation towards securing the fairness of the conditions for the Transaction, and that sufficient consideration has been given to interests of Kobelco Eco-Solutions’ shareholders through fair procedures.

iv.	Regarding “in addition to i. to iii. above, whether the Transaction is considered not to be against the interests of Kobelco Eco-Solutions’ minority shareholders”

•	Regarding points other than the various matters considered in i. through iii. above, the Special Committee finds no particular reason to consider that the Transaction, including the Share Exchange, is presently against the interests of Kobelco Eco-Solutions’ minority shareholders; therefore, the Special Committee believes that making a decision to conduct the Transaction at the board of directors’ meeting of Kobelco Eco-Solutions will not be against the interests of Kobelco Eco-Solutions’ minority shareholders.

End

(Reference) Kobe Steel’s consolidated earnings forecast for the fiscal year ending March 31, 2022 (released on August 5, 2021), and consolidated financial results for the fiscal year ended March 31, 2021

(Millions of yen)
	Consolidated net sales	Consolidated operating profit	Consolidated ordinary profit	Profit attributable to owners of parent
Earnings forecast for the fiscal year ending March 31, 2022	2,030,000	80,000	70,000	40,000
Financial results for the fiscal year ended March 31, 2021	1,705,566	30,398	16,188	23,234

(Reference) Kobelco Eco-Solutions’ consolidated financial results for the fiscal year ended March 31, 2021

(Millions of yen)
	Consolidated net sales	Consolidated operating profit	Consolidated ordinary profit	Profit attributable to owners of parent
Financial results for the fiscal year ended March 31, 2021	112,405	5,635	5,673	3,617